Exhibit (a) (24)

FORM OF NOTICE OF EXTENSION OF THE EXPIRATION DATE FOR THE OPTION EXCHANGE OFFER

To: All NetManage Employees Eligible to Participate in the Exchange Offer

From: Michael R. Peckham

Date: June 3, 2003

Subject: Extension of the Deadline for Delivery of Election Forms in the Option to Exchange Offer

The staff of the Securities and Exchange Commission has completed its review of the material we furnished to you on May 16, 2003 and has requested that we provide an extension of the Expiration Date of the Offer until 9:00 p.m. Pacific Time, Midnight Eastern Time, on Friday, June 13, 2003.

No further extensions of this deadline are likely or contemplated. Accordingly, if you are electing to exchange any of your Eligible Options in the Offer, we must receive your Election Form by this new deadline. You may submit your Election Form to your authorized designated representative until 9.00 p.m. Pacific Time, Midnight Eastern Time, on Friday, June 13, 2003.

As a reminder, your authorized designated representatives are:

     In the United States and Canada, to Steve Mitchell or Donna Dury, NetManage, Inc., 10725 N. De Anza Boulevard, Cupertino, California, 95014 (or by facsimile to: 408-342-7880), or if:

In Israel, Italy, France, and Spain to Ronit Weizman, NetManage, Inc., Matam Advanced Technology Ctr., Building 9, Haifa, 31905, Israel (or by facsimile to: 972-4-8550122, Attn: Ronit Weizman);

In the United Kingdom, to Nick Still, NetManage, Inc., 2nd Floor, Lyon Court, Walsworth Road, Hitchin, Hertfordshire, SG4-9SX, United Kingdom (or by facsimile to: 44-146-755055);

In Germany and the Netherlands, to Heiko Eckstein, NetManage, Inc., Muhlweg 2, D-82054 Saurlach, Germany (or by facsimile to: 49-8104-8902-84, Attn: Heiko Eckstein).

If you decide to change your election, we must receive your Change of Election Form before the expiration of the Offer. Election Forms and Change of Election Forms received after expiration of the Offer will not be accepted. Also, please note that you do not need to include any option letters or other documents relating to the options that you are returning, if any. NetManage will exchange and cancel such options electronically and update your option records accordingly.